CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 13, 1995 and July 18, 1996, with respect to the consolidated balance sheet of ATEL Financial Corporation at July 31, 1995 and the balance sheet of ATEL Capital Equipment Fund VII, L.P. at July 17, 1996, respectively, included in the Registration Statement (Form S-1) and related Prospectus of ATEL Capital Equipment Fund VII L.P. for the registration of 15,000,000 units of limited partnership interests.


                                                  ERNST & YOUNG  LLP


San Francisco, California
July 18, 1996